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                                                                    EXHIBIT 24.1


                                POWER OF ATTORNEY


     I, the undersigned Director of Damark International, Inc. do hereby name, constitute and appoint Mark A. Cohn and Arlyn J. Lomen, and each of them, my agent and attorney-in-fact, for me and in my behalf as a Director of Damark International, Inc. to sign and execute a Registration Statement on Form S-8 and any amendments thereto, relating to the registration with the Securities and Exchange Commission of 450,000 shares of Class A Common Stock, par value $.01 per share, of Damark International, Inc. consisting of (a) 300,000 shares representing the increase in the number of shares reserved for issuance under the Damark International, Inc. 1991 Stock Option Plan as amended by the Company's Board of Directors and Shareholders in 1994; (b) 120,000 shares reserved for issuance under non-qualified stock option agreements dated May 12, 1993 with Thomas A. Cusick and Joel N. Waller, and (c) 30,000 shares reserved for issuance under the nonqualified stock option agreement with Ralph Strangis dated May 10, 1995.


     Executed this 16th day of October, 1996.



/s/ Mark A. Cohn                   /s/ Harold Roitenberg
-----------------------------      ----------------------------
Mark A. Cohn                       Harold Roitenberg


/s/ Thomas A. Cusick               /s/ Ralph Strangis
-----------------------------     ----------------------------
Thomas A. Cusick                   Ralph Strangis


/s/ Jack W. Eugster                /s/ Joel N. Waller
-----------------------------      ----------------------------
Jack W. Eugster                    Joel N. Waller